Exhibit 99.1

PRESS RELEASE

International Smart Sourcing, Inc. Extends
Expiration of Publicly Traded Warrants

Farmingdale, NY, March 22, 2005 –International Smart Sourcing, Inc. (OTCBB: ISSG) announced today that its Board of Directors has voted to extend the expiration of its publicly traded common stock purchase warrants (ISSGW) from April 23, 2005 to April 23, 2007.

The warrants were issued as part of the Initial Public Offering of the Company on Apri1 23, 1999 and currently give holders the right to purchase 5.1546378 shares of stock at a purchase price of $4.85 per warrant.

David Hale, President of the Company commented, “We are committed to the loyal shareholders who have supported our company throughout the years.  We believe that this extension will provide them with an exciting investment opportunity and will also provide the company with additional capital for growth in upcoming months.”

About International Smart Sourcing, Inc.

International Smart Sourcing, Inc. specializes in assisting companies in substantially reducing their cost of manufacturing by outsourcing all or part of their manufacturing to China. The Company’s services include project management, source selection, engineering coordination, quality assurance, logistics, and cost reduction. Product specializations are tooling, injection molding, die-casting, metal stampings, mechanical assemblies, and electromechanical assemblies. The Company has offices located in New York and China.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any such statements are subject to risks and uncertainties, which could cause actual results to vary materially from those indicated. Actual results could differ due to a number of factors, including negative developments relating to unforeseen order cancellations or push outs, the company’s strategic relationships, the impact of intense competition and changes in our industry.

Company Contact:
David Hale, President & CFO
Phone: (631) 293-4796
dave@smart-sourcing.com